PDC Energy Announces Pricing of $100 Million Convertible Senior
Notes Offering

DENVER, CO, November 18, 2010: PDC Energy (“PDC” or the “Company”) (NASDAQ:PETD) announced today the pricing of its offering of $100.0 million aggregate principal amount of 3.25% convertible senior notes due 2016 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will pay interest semiannually and will be convertible prior to November 15, 2015 only upon specified events and during specified periods and, thereafter, at any time, in each case at an initial conversion rate of 23.5849 per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $42.40 per share.  The initial conversion price represents a premium of 32.50% relative to the public offering price in the concurrent offering of the Company’s common stock.  Upon conversion, the notes may be settled, at PDC’s election, in shares of PDC’s common stock, cash or a combination of cash and shares of PDC’s common stock.  PDC may not redeem the notes at its election prior to their maturity date.

PDC has also granted the initial purchasers an option to purchase up to $15.0 million principal amount of additional notes, exercisable within 30 days, solely to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering, together with other proceeds, to fund an acquisition of additional assets in the Wolfberry Trend in the Permian Basin of West Texas, which is expected to close on or about November 19, 2010; its previously announced acquisitions of the 2004 and 2005 drilling partnerships; and other acquisitions and for general corporate purposes, including drilling capital expenditures associated with the development of the horizontal Niobrara oil play and in the Wolfberry oil trend and to fund refractures and recompletions on wells acquired from the Company’s drilling partnerships.  Pending such uses, PDC intends to apply the net proceeds from this offering and other proceeds to temporarily repay the entire outstanding amount under its credit facility, with the remaining balance being deposited in an interest bearing account and held as cash and cash equivalents until utilized as discussed above.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws.  Unless so registered, the notes and the common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable states securities laws.

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of proceeds of this offering or PDC’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see PDC’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC. PDC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:                 Marti J. Dowling
Manager Investor Relations
303-831-3926
ir@petd.com

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